Exhibit 99.1

For Immediate Release

Media
Stacey Eisen
(224) 212-2276

Financial Community
Lynn McHugh
(224) 212-2363

HOSPIRA REPORTS SECOND-QUARTER 2005 RESULTS

— Increases Sales and Earnings Projections for 2005 Full Year —

LAKE FOREST, Ill., Aug. 11, 2005 — Hospira, Inc. (NYSE:HSP), one of the largest hospital products manufacturers in the United States, today reported results for the second quarter ended June 30, 2005.

Second-Quarter 2005 Financial Summary

•                  Net sales were $661.9 million, 0.8 percent below the second quarter of 2004.

•                  Net income was $72.0 million, compared to $125.8 million in the same quarter of 2004. Diluted earnings per share were $0.44 versus $0.80 in the prior year’s second quarter.

•                  Included in the 2005 diluted earnings per share are $0.05 per share for non-recurring transition expenses related to building the company’s independent infrastructure, and $0.06 per share for obligations assumed as part of the divestiture of the Salt Lake City manufacturing plant. Included in the 2004 diluted earnings per share are a one-time, non-cash curtailment gain of $0.26 related to the discontinuance of one of Hospira’s U.S. post-retirement employee benefit programs, and non-recurring transition expenses of $0.02 per share related to building the company’s independent infrastructure.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

-MORE-

“We are pleased with our second-quarter results—both sales and the gross margin exceeded our expectations,” said Christopher B. Begley, chief executive officer, Hospira. “Once again, our performance is a clear indication that Hospira employees are meeting the challenges for 2005 and are a key asset in driving the success of our business. With some significant transition milestones behind us and solid first half numbers, we are increasing our projections for the full year.”

Significant Events in the Second Quarter

•                  Launched the international regional headquarters for Europe, the Middle East and Africa (EMEA) in Amsterdam, and for Canada in Montreal. These are the first of four regional hubs that will support Hospira’s operations outside the United States.

•                  Announced an agreement to acquire Physiometrix, Inc., a NASDAQ-listed medical device manufacturer, which subsequently closed on July 29. The acquisition will broaden Hospira’s portfolio of products for the hospital operating room and intensive care unit, providing anesthesia-monitoring devices used during surgical and diagnostic procedures.

•                  Launched the wireless version of the Hospira MedNet™ system for the Plum A+® infusion pump platform. The new wireless version establishes real-time send-and-receive capability and links to the hospital information system network. The Hospira MedNet medication management software system provides scalable and upgradeable options for hospitals of varying size and technological needs.

•                  Held the company’s first Annual Meeting of Shareholders, at which three directors were elected to three-year terms on Hospira’s board, including Judith C. Pelham as a new director. Ms. Pelham previously served as president and chief executive officer of Trinity Health until her retirement in 2004.

•                  Completed the sale of the Salt Lake City manufacturing facility to ICU Medical. This transaction enables Hospira to combine its sales and marketing capabilities with ICU Medical’s expertise in cost-efficient custom manufacturing, allowing Hospira to better address customer needs for a more specialized critical care product line. The transaction also reinforces Hospira’s continued commitment to optimize manufacturing productivity and improve efficiencies across its operations, a critical element of the company’s stated strategy to improve margins and cash flow.

Financial and Operating Review

Results for the second quarter of 2005 reflect the company’s status as an independent public company; the second quarter of 2004 reflects results for the business operated as a part of Abbott Laboratories for the month of April and as a stand-alone business in May and June.

Certain results in this press release are discussed on both a generally accepted accounting principles (GAAP) and a non-GAAP (adjusted) basis. A description and reconciliation of the adjusted financial information to the most comparable GAAP measurement is provided in the section “Use of Non-GAAP Financial Measures” contained in this press release.

Consolidated net sales in the second quarter of 2005 decreased 0.8 percent to $661.9 million, compared to $667.4 million in the second quarter of 2004. A schedule detailing sales by product line for the second quarter and first six months of 2005 and 2004 is attached to this press release.

In the second quarter of 2005, compared to the same quarter of 2004, consolidated net sales were negatively affected 1.0 percentage point by the decline in sales to Abbott. The decline resulted from the exclusion of the bulk drug cost for certain products subsequent to the spin-off, and decreased demand. Consolidated net sales were favorably affected 0.2 percentage points by growth in sales to third parties, driven by:

•                  Volume and mix (excluding Berlex) — 3.1 percentage points,

•                  Favorable pricing — 1.5 percentage points,

•                  Foreign currency translation — 0.6 percentage points, and

•                  Wind-down of the Berlex agreement to distribute its imaging agents — (5.0) percentage points.

The “wind-down” of the company’s agreement to distribute the low-margin Berlex imaging agents was completed in the second quarter, and no additional sales are expected to be generated during the remainder of the year.

Gross profit in the quarter was $218.4 million, an increase of 3.7 percent from $210.6 million in the same period last year. Gross margin in the second quarter of 2005 was 33.0 percent, compared to 31.6 percent in the prior year’s second quarter. Adjusted* gross profit was $233.6 million in the second quarter of 2005, or 35.3 percent of sales, compared to $211.5 million in the same quarter of 2004, or 31.7 percent of sales. The adjusted* gross margin increase was primarily attributable to:

•                  Wind-down of the Berlex agreement — 1.3 percentage points,

•                  Improved volume and mix (excluding Berlex) – 1.2 percentage points,

•                  Favorable pricing on sales – 1.0 percentage points, and

•                  Inclusion of a profit on the sales to Abbott subsequent to the spin-off — 0.6 percentage points. (Sales to Abbott were recorded at cost for the month of April in the second quarter of 2004.)

The increases were partially offset by additional depreciation of (0.5) percentage points resulting from the 2004 revision in the estimated useful life for certain drug delivery pumps placed with customers.

Research and development (R&D) expense rose 17.0 percent in the quarter to $32.9 million, or 5.0 percent of sales, compared to $28.1 million, or 4.2 percent of sales, in the second quarter of 2004. The company continues to increase its investment in R&D as part of its stated strategy to build its new product pipeline to drive longer-term sales growth.

Selling, general and administrative (S,G&A) expense in the quarter was $87.4 million, compared to $66.9 million in the 2004 second quarter. As a percentage of sales, S,G&A was 13.2 percent in the second quarter of 2005, compared to 10.0 percent in 2004. Adjusted* S,G&A expense in the second quarter of 2005 was $79.2 million, or 12.0 percent of sales, compared to $63.4 million in the second quarter of 2004, or 9.5 percent of sales. As expected, the increase in the adjusted* S,G&A primarily was driven by the ongoing, incremental costs associated with being an independent, public company that were not required when the business was part of Abbott.

Income from operations in the quarter was $98.2 million, compared to $180.2 million in the second quarter of 2004, which included a one-time, non-cash curtailment gain of $64.6 million related to the previously discussed benefit change. The operating margin for the second quarter of 2005 was 14.8 percent, compared to 27.0 percent for the same period in 2004. Adjusted* income from operations in the quarter was $121.7 million, an increase of 1.4 percent from $120.1 million in the second quarter of 2004. The adjusted* operating margin for the second quarter of 2005 was 18.4 percent, compared to 18.0 percent in 2004. The increase was attributable to the improvement in gross margin, partially offset by higher R&D and S,G&A spending.

Interest expense in the second quarter of 2005 was $6.9 million, compared to $2.7 million in interest expense in the same period of 2004. The 2005 quarter reflects a full quarter of interest expense on Hospira’s outstanding senior unsecured notes. In the second quarter of 2004, Hospira only incurred interest for the months of May and June, at lower average interest rates.

Other income was $3.5 million in the quarter, compared to other expense of $0.5 million for 2004. The majority of the change is due to higher interest income earned on cash balances. Prior to the spin-off, Hospira, as part of Abbott, did not hold cash.

Net income in the quarter was $72.0 million, compared to $125.8 million in the second quarter of 2004. Adjusted* net income for the quarter increased 1.1 percent to $89.9 million, from $88.9 million in 2004.  The tax rate for the second quarter of 2005 was 24.0 percent, compared to 24.0 percent, excluding the impact of the one-time curtailment gain, in the same quarter of 2004.

Results by Geographic Segment

Net sales in the United States decreased 1.1 percent in the second quarter of 2005 to $549.4 million, from $555.5 million in the same quarter of 2004, reflecting the impact of the “wind-down” of the Berlex agreement, partially offset by other volume and mix gains. Income from operations in the second quarter of 2005 was $92.7 million, compared to $159.5 million last year, which included the one-time, non-cash curtailment gain of $64.6 million.

In the International segment, net sales were $112.5 million, a 0.6 percent increase from last year’s $111.9 million, due to the benefit of foreign exchange. Excluding the $4.0 million benefit from foreign currency translation, net sales in the segment declined 3.1 percent, primarily due to lower third-party sales. Income from operations in the second quarter of 2005 was $20.5 million, compared to $34.5 million in the same quarter of 2004.

Six-Month Results

For the six months ended June 30, 2005, consolidated net sales increased 2.7 percent to $1.32 billion, compared to $1.29 billion in the same period of 2004. Net sales were favorably affected by foreign currency translation of $8.1 million. Excluding the foreign exchange impact, net sales increased 2.1 percent.

Net income was $149.2 million, compared to $190.8 million in the first six months of 2004. Diluted earnings per share were $0.93, compared to $1.22 last year. Adjusted* net income was $177.1 million, compared to $154.2 million last year. Adjusted* diluted earnings per share in the first six months of 2005 were $1.11, compared to $0.98 in the prior year.

Cash Flow Items

Cash flow from operations for the first six months of 2005 was $300.2 million, compared to $219.6 million in last year’s same period.

Depreciation and amortization expense was $80.5 million for the first six months, compared to $69.8 million for the same period in 2004. The increase is due to higher levels of capital spending and increased depreciation related to the change in the fourth quarter of 2004 in the estimated useful life for certain drug delivery pumps placed with customers.

Capital expenditures were $131.1 million for the first half of 2005, compared to $108.3 million for the first half of 2004. The increase is driven by spending related to building the company’s independent infrastructure, capacity expansion and ongoing projects.

Updated 2005 Projections

Hospira increased its projection for annual net sales for the fiscal year 2005 to approximately $2.6 billion. The company also increased its diluted earnings per share projection to a range of $1.47 to $1.52, including estimated non-recurring transition expenses described below and the charges related to the transaction with ICU Medical.

Adjusted* diluted earnings per share for 2005, which exclude the non-recurring transition expenses and the charges related to the ICU Medical transaction, are projected to be in the range of $1.77 to $1.82.

The reconciliation between the projected adjusted* diluted earnings per share and earnings per share on a GAAP basis is:

Diluted earnings per share — adjusted*	$1.77 - $1.82

Non-recurring transition expenses related to becoming an independent, stand-alone company (mid-point of an estimated $0.21 to $0.25 per diluted share range for 2005)	($0.23)

Charges for ICU Medical transaction ($15.8 million on a pre-tax basis)	($0.07)

Diluted earnings per share — GAAP basis	$1.47 - $1.52

The earnings per share projection on both a GAAP and adjusted* basis do not include the effect of any future decision to repatriate foreign earnings under the Jobs Creation Act of 2004, or the expensing of stock options. The company expects to implement the accounting standard related to stock option expensing on Jan. 1, 2006.

Additional information on selected income statement items is outlined in the table below.

Income Statement Item	2005 Projections on an Adjusted* Basis	Implied Projections for the Second Half of 2005 on an Adjusted* Basis
Net Sales	Approximately $2.6 billion	Approximately $1.3 billion
Gross Margin	Approximately 32.8% to 33.3%	Approximately 31.5% to 32.0%
Research & Development	Approximately 5.0% to 5.5% of sales	Approximately 5.8% to 6.3%
S,G&A	Approximately 12.0% to 12.5% of sales	Approximately 13.0% to 13.5%
Interest Expense	Approximately $29 to $30 million	Approximately $15 to $16 million
Tax Rate	Approximately 24.0%	Approximately 24.0%
Assumed Shares Outstanding For Diluted EPS Calculation	Approximately 161.5 million	Approximately 163.0 million

In addition, the company projects that cash flow from operations will be in the $425 million to $475 million range in 2005. Depreciation and amortization for 2005 is projected to be in the $160 million to $170 million range. Capital expenditures for 2005 are projected to be in the $250 million to $275 million range.

*Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP in the United States included within this press release, Hospira has provided certain information that is considered non-GAAP financial measures. As used in this press release, “adjusted” refers to operating performance measures that exclude the non-recurring transition expenses related to becoming an independent, stand-alone company, charges related to the ICU Medical transaction in 2005 and the one-time curtailment gain reported in the year-to-date results for 2004.

The adjusted information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission Rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its investors in their analysis of the company’s ongoing business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Hospira may not be comparable to similarly titled measures reported by other companies.

In the second quarter of 2005, Hospira incurred non-recurring pre-tax transition expenses of $10.2 million ($7.7 million, or $0.05 per share, after tax) related to establishing an independent infrastructure. The company has previously stated that these non-recurring transition expenses are expected to total approximately $100 million over the 24-month period ending April 30, 2006. Of these costs, a total of $53.3 million has been incurred through June 30, 2005. Additionally, in the second quarter of 2005 Hospira incurred a $13.4 million ($10.2 million, or $0.06 per share, after tax) charge for obligations related to the sale of the Salt Lake City manufacturing facility.

Webcast

A conference call for investors and media will be held at 9 a.m. Central Time, Thursday, Aug. 11, 2005. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup to receive the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth under the heading “Item 1 Business — Risk Factors” in Hospira’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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Hospira, Inc.

Consolidated Statements of Income

(Unaudited)

(dollars and shares in thousands, except for per share amounts)

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	% Change	2005	2004	% Change
Net sales	$618,510	$617,367	0.2	$1,235,205	$1,192,565	3.6
Net sales to Abbott Laboratories	43,405	50,025	(13.2)	88,771	96,045	(7.6)
Total Net Sales	661,915	667,392	(0.8)	1,323,976	1,288,610	2.7

Cost of products sold	443,497	456,765	(2.9)	887,782	909,644	(2.4)
Gross Profit	218,418	210,627	3.7	436,194	378,966	15.1

Research and development	32,851	28,087	17.0	61,242	52,533	16.6
Selling, general and administrative	87,409	66,931	30.6	169,284	124,441	36.0
Curtailment of post-retirement medical and dental benefits	—	(64,636)	nm	—	(64,636)	nm
Income From Operations	98,158	180,245	(45.5)	205,668	266,628	(22.9)

Interest expense	6,857	2,684	155.5	14,026	2,684	422.6
Other (income) expense, net	(3,476)	526	nm	(4,681)	1,394	nm
Income Before Income Taxes	94,777	177,035	(46.5)	196,323	262,550	(25.2)

Income tax expense	22,746	51,265	(55.6)	47,117	71,789	(34.4)
Net Income	$72,031	$125,770	(42.7)	$149,206	$190,761	(21.8)

Earnings Per Common Share:
Basic	$0.45	$0.80	(43.8)	$0.94	$1.22	(23.0)
Diluted	$0.44	$0.80	(45.0)	$0.93	$1.22	(23.8)

Weighted Average Common Shares Outstanding:
Basic	158,568	156,048	1.6	157,896	156,048	1.2
Diluted	160,908	156,551	2.8	159,757	156,551	2.0

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Three Months Ended June 30,
	2005				2004				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$618,510			$618,510	$617,367			$617,367	0.2	0.2
Net sales to Abbott Laboratories	43,405			43,405	50,025			50,025	(13.2)	(13.2)
Total Net Sales	661,915	—		661,915	667,392	—		667,392	(0.8)	(0.8)

Cost of products sold	443,497	(15,230	)(A)	428,267	456,765	(905	)(B)	455,860	(2.9)	(6.1)
Gross Profit	218,418	15,230		233,648	210,627	905		211,532	3.7	10.5

Research and development	32,851	(112	)(B)	32,739	28,087	(19	)(B)	28,068	17.0	16.6
Selling, general and administrative	87,409	(8,218	)(B)	79,191	66,931	(3,546	)(B)	63,385	30.6	24.9
Curtailment of post-retirement medical and dental benefits	—	—		—	(64,636)	64,636	(C)	—	nm	nm
Income From Operations	98,158	23,560		121,718	180,245	(60,166)		120,079	(45.5)	1.4

Interest expense	6,857	—		6,857	2,684			2,684	155.5	155.5
Other (income) expense, net	(3,476)	—		(3,476)	526	(189)		337	nm	nm
Income Before Income Taxes	94,777	23,560		118,337	177,035	(59,977)		117,058	(46.5)	1.1

Income tax expense	22,746	5,655		28,401	51,265	(23,121	)(C)	28,144	(55.6)	0.9
Net Income	$72,031	$17,905		$89,936	$125,770	$(36,856)		$88,914	(42.7)	1.1

Earnings Per Common Share:
Basic	$0.45	$0.11		$0.56	$0.80	$(0.24)		$0.56	(43.8)	1.8
Diluted	$0.44	$0.11		$0.55	$0.80	$(0.24)		$0.56	(45.0)	(1.8)

Weighted Average Common Shares Outstanding:
Basic	158,568	158,568		158,568	156,048	156,048		156,048	1.6	1.6
Diluted	160,908	160,908		160,908	156,551	156,551		156,551	2.8	2.8

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	33.0%			35.3%	31.6%			31.7%

R&D	5.0%			4.9%	4.2%			4.2%

SG&A	13.2%			12.0%	10.0%			9.5%

Income From Operations	14.8%			18.4%	27.0%			18.0%

Income Before Income Taxes	14.3%			17.9%	26.5%			17.5%

Net Income	10.9%			13.6%	18.8%			13.3%

Income tax rate	24.0%			24.0%	29.0%			24.0%

(A) —         Includes non-recurring charges of $13,404 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $1,826.

(B) —           Non-recurring transition costs.

(C) —           2004 Curtailment gain ($64,636) is tax effected at 37.5%, while second quarter of 2004 non-recurring transition costs were tax effected at 24%.

Hospira, Inc.

Reconciliation of Statements of Income

(Unaudited)

(dollars and shares in thousands, except per share amounts)

	Six Months Ended June 30,
	2005				2004				% Change vs. Prior Year
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted	GAAP	Adjusted

Net sales	$1,235,205			$1,235,205	$1,192,565			$1,192,565	3.6	3.6
Net sales to Abbott Laboratories	88,771			88,771	96,045			96,045	(7.6)	(7.6)
Total Net Sales	1,323,976	—		1,323,976	1,288,610	—		1,288,610	2.7	2.7

Cost of products sold	887,782	(18,371	)(A)	869,411	909,644	(991	)(B)	908,653	(2.4)	(4.3)
Gross Profit	436,194	18,371		454,565	378,966	991		379,957	15.1	19.6

Research and development	61,242	(220	)(B)	61,022	52,533	(30	)(B)	52,503	16.6	16.2
Selling, general and administrative	169,284	(18,137	)(B)	151,147	124,441	(3,849	)(B)	120,592	36.0	25.3
Curtailment of post-retirement medical and dental benefits	—	—		—	(64,636)	64,636	(C)	—	nm	nm
Income From Operations	205,668	36,728		242,396	266,628	(59,766)		206,862	(22.9)	17.2

Interest expense	14,026			14,026	2,684			2,684	422.6	422.6
Other (income) expense, net	(4,681)	—		(4,681)	1,394	(189)		1,205	nm	nm
Income Before Income Taxes	196,323	36,728		233,051	262,550	(59,577)		202,973	(25.2)	14.8

Income tax expense	47,117	8,815		55,932	71,789	(23,025	)(C)	48,764	(34.4)	14.7
Net Income	$149,206	$27,913		$177,119	$190,761	$(36,552)		$154,209	(21.8)	14.9

Earnings Per Common Share:
Basic	$0.94	$0.18		$1.12	$1.22	$(0.24)		$0.98	(23.0)	14.3
Diluted	$0.93	$0.18		$1.11	$1.22	$(0.24)		$0.98	(23.8)	12.2

Weighted Average Common Shares Outstanding:
Basic	157,896	157,896		157,896	156,048	156,048		156,048	1.2	1.2
Diluted	159,757	159,757		159,757	156,551	156,551		156,551	2.0	2.0

Statistics (as a % of Total Net Sales, except for income tax rate)

Gross Profit	32.9%			34.3%	29.4%			29.5%

R&D	4.6%			4.6%	4.1%			4.1%

SG&A	12.8%			11.4%	9.7%			9.4%

Income From Operations	15.5%			18.3%	20.7%			16.1%

Income Before Income Taxes	14.8%			17.6%	20.4%			15.8%

Net Income	11.3%			13.4%	14.8%			12.0%

Income tax rate	24.0%			24.0%	27.3%			24.0%

(A) —         Includes an impairment charge of $2,429 and other charges of $13,404 related to the sale of the Salt Lake City manufacturing plant to ICU Medical, and non-recurring transition costs of $2,538.

(B) —           Non-recurring transition costs.

(C) —           2004 Curtailment gain ($64,636) is tax effected at 37.5%, while first six months of 2004 non-recurring transition costs were tax effected at 24%.

Hospira, Inc.

Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)

	June 30	December 31
	2005	2004
Assets

Current Assets:
Cash and cash equivalents	$424,681	$127,695
Marketable securities	—	72,438
Net trade receivables	317,928	326,356
Inventory	494,789	518,324
Prepaid expenses, deferred income taxes and other receivables	161,590	153,512
Total Current Assets	1,398,988	1,198,325

Net property and equipment	960,726	946,304
Intangible assets, net of amortization	621	1,057
Goodwill	80,973	80,973
Other assets	108,597	116,131
Total Assets	$2,549,905	$2,342,790

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade accounts payable	$96,779	$101,537
Salaries payable and other accruals	330,985	268,615
Due to Abbott, net	122,469	166,042
Total Current Liabilities	550,233	536,194
Due to Abbott, net	—	23,100
Long-term debt	698,618	698,841
Post-retirement obligations, deferred income taxes and other long-term liabilities	99,059	100,736
Commitments and Contingencies	—	—
Total Liabilities	1,347,910	1,358,871
Total Shareholders’ Equity	1,201,995	983,919
Total Liabilities and Shareholders’ Equity	$2,549,905	$2,342,790

Hospira, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(dollars in thousands)

	Six Months Ended June 30
	2005	2004

Cash Flow From (Used in) Operating Activities:

Net income	$149,206	$190,761
Adjustments to reconcile net income to net cash from operating activities—
Depreciation	79,606	67,639
Amortization of intangibles	936	2,153
Curtailment of post-retirement medical and dental benefits	—	(64,636)
Trade receivables	(812)	(23,808)
Inventories	5,339	(37,275)
Prepaid expenses and other assets	(5,721)	(4,458)
Trade accounts payable and other liabilities	20,729	85,020
Other, net	50,875	4,161
Net Cash From Operating Activities	300,158	219,557

Cash Flow (Used in) From Investing Activities:

Acquisitions of property and equipment	(131,089)	(108,347)
Proceeds from asset dispositions	31,818	—
Sale of marketable securities	72,438	—
Net Cash (Used in) Investing Activities	(26,833)	(108,347)

Cash Flow From (Used in) Financing Activities:

Net transactions with Abbott Laboratories prior to spin-off	—	(20,845)
Pre-distribution dividend to Abbott	—	(700,000)
Payment to Abbott for international net assets	(45,768)	—
Issuance of long-term debt, net of fees paid	1,750	1,393,425
Repayment of long-term debt	(44)	(700,000)
Net change in revolving credit facility	—	25,000
Proceeds from stock options exercised	70,255	103
Net Cash From (Used in) Financing Activities	26,193	(2,317)

Effect of exchange rate changes on cash and cash equivalents	(2,532)	(13)

Net change in cash and cash equivalents	296,986	108,880
Cash and cash equivalents at beginning of period	127,695	—
Cash and cash equivalents at end of period	$424,681	$108,880

Hospira, Inc.

Sales by Product Line

(Unaudited)

(dollars in millions)

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	Percent Change vs. Prior Year*	2005	2004	Percent Change vs. Prior Year*
U.S. —

Specialty Injectable Pharmaceuticals	$201	$221	(9.2)	$426	$426	(0.1)
Medication Delivery Systems	204	192	6.2	393	379	3.5
Injectable Pharmaceutical Contract Manufacturing	52	46	13.6	102	84	22.0
Sales to Abbott Laboratories	27	34	(21.0)	55	71	(21.9)
Other	65	62	5.1	124	117	6.6

Total U.S.	549	555	(1.1)	1,100	1,077	2.2

International —

Sales to Third Parties	96	96	0.1	190	187	2.1
Sales to Abbott Laboratories	17	16	3.2	34	25	31.6

Total International Sales	113	112	0.6	224	212	5.7

Consolidated Net Sales	$662	$667	(0.8)	$1,324	$1,289	2.7

* Percent change computed based on unrounded numbers.

Note: Consolidated Net Sales for second quarter and year-to-date include the favorable impact of 1.5% and 1.0%, respectively, related to the change in business model in late 2004, which resulted in sales-type lease accounting for new pump leases.

Hospira, Inc.

Segment Information

(Unaudited)

(dollars in thousands)

	Three Months Ended June 30						Six Months Ended June 30
	Net Sales			Income from Operations			Net Sales			Income from Operations
	2005	2004	% Change	2005	2004 (1)	% Change	2005	2004	% Change	2005	2004 (1)	% Change

U.S.	$549,380	$555,501	(1.1)	$92,674	$159,515	(41.9)	$1,099,770	$1,076,432	2.2	$190,826	$239,639	(20.4)

International	112,535	111,891	0.6	20,539	34,480	(40.4)	224,206	212,178	5.7	42,192	51,832	(18.6)
Total reportable segments	$661,915	$667,392	(0.8)	113,213	193,995	(41.6)	$1,323,976	$1,288,610	2.7	233,018	291,471	(20.1)

Corporate functions				(15,055)	(13,750)	9.5				(27,350)	(24,843)	10.1
Income from operations				98,158	180,245	(45.5)				205,668	266,628	(22.9)
Other, net				(3,381)	(3,210)	nm				(9,345)	(4,078)	nm
Income before income taxes				$94,777	$177,035	(46.5)				$196,323	$262,550	(25.2)

(1) 2004 U.S. Income from operations includes curtailment benefit of $65 million.